                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS

         This Agreement For Purchase and Sale of Assets (this "Agreement") is made as of December 3, 1999, by and among Promotions Acquisition, Inc., a Delaware corporation ("Purchaser"), BrightStreet.com, Inc., a Delaware corporation ("Seller"), and Net Value Holdings, Inc., a Delaware corporation ("Holdings"), with reference to the following facts:

         A. Seller is engaged in the business of providing Internet-based promotional products and services. Holdings is the majority owner of Seller. Purchaser has been formed by the former management of Seller (with the express approval of Holdings and Seller) for the purpose of acquiring and succeeding to the business of Seller.

         B. Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser, on the terms and subject to the conditions of this Agreement, all right, title and interest in and to substantially all of the assets of Seller, subject to certain liabilities;

           NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties hereinafter contained, the parties hereto agree as follows:

   1. TRANSFER OF ASSETS. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser agrees to purchase from Seller, all right, title and interest of Seller in and to all of the assets, properties, and business of Seller of every kind, character, and description, whether tangible, intangible, real, personal, or mixed, and wherever located, described in this Section 1, free and clear of any liens, security interests or encumbrances, all of which assets, properties and business are sometimes collectively referred to in this Agreement as the "Assets."

           1.1 Included Assets. The Assets shall include, but not be limited to, all right, title and interest of Seller in and to all of the following assets, wherever located, owned by Seller, whether tangible or intangible, used or held for use in connection with Seller's business, whether or not such assets are in the possession or control of Seller (the parties acknowledge that the following list is intended to cover the different types of assets generally applicable to Seller's type of business and inclusion of any particular item on such list does not imply that Seller owns such type of asset):

                      (a) Products. All computer software, program products and components (including hardware) thereof and all interests therein owned by Seller, as well as any and all predecessor versions of the foregoing and all computer software and program products under development (whether or not actually marketed) and all related source and object code (collectively, the "Products").

                      (b) Documentation. All specifications and documents necessary for the use and maintenance of the Products to assure performance of the functions they were designed to perform, including, but not limited to, all user guides, narrative descriptions, file layouts, logic flow diagrams, source and load modules, output reports, test or other data, test programs and other relevant information (collectively, the "Documentation").

                      (c) Customer and Sales Data. All of Seller's customer lists, advertising and marketing materials, sales tools and advertising and other data on its customers and potential customers related to the Products including, without limitation, all samples, catalogs, brochures, manuals, sales materials and other related items previously or currently used, or proposed for use in or incident to the sale, design, manufacture, distribution of the Products (collectively, "Customer Data").

                      (d) Intellectual Property. Any and all trade or service marks, logos, domain names or names used by Seller in connection with its business or operations, and all trade or service mark registrations (and any applications therefor) associated therewith, the Customer Data, all marketing rights, copyrights, copyright registrations, copyright applications, patent rights (including, without limitation, issued patents, applications, divisions, continuations and continuations-in-part, reissues, patents of addition, utility models and inventors' certificates), drawings and designs and vendor lists, and the goodwill associated with any of the foregoing (collectively, "Intellectual Property"); provided, however, that the filed trademarks "NetValue" and "NetValue Design" and the domain name "netvalueinc.com" shall not be included in the Assets.

                      (e) Assigned Agreements. (i) All existing license and maintenance agreements with Seller's customers worldwide that relate to the Products, (ii) all dealer/distributor and supplier agreements relating to the Products, (iii) all existing non-competitive or confidentiality contracts or agreements (including, but not limited to, contracts or agreements with direct sales personnel, product support personnel, engineering personnel and officers and directors of Seller), (iv) all existing insurance policies, and (v) all contracts and rights under joint venture agreements or similar arrangements and
(vi) all existing other contracts or agreements inuring to Seller's benefit in connection with its business (collectively, the "Assigned Agreements"), other than those agreements or contracts which are designated as "Non-Assigned Agreements" on Exhibit B hereto.

                      (f) Receivables. Any and all receivables of any kind whatsoever owned by Seller, including, without limitation, all license and maintenance fee receivables arising from the Assigned Agreements or otherwise derived from the Products or any receivables associated with advances to employees or consultants (collectively, "Receivables").

                      (g) Inventories and Supplies. All inventories of raw materials, finished product (both software and hardware) components, third party software development or production tools, completed parts, subassemblies, parts-in-process, finished goods, maintenance supplies, office supplies, production supplies and engineering supplies applicable to the business or operations of Seller (collectively, "Inventories").

                      (h) Fixed Assets. All machinery and equipment (including computer equipment), hardware, furniture and fixtures, engineering equipment, tools, and vehicles of all types, whether or not such items are fully depreciated or written off for book purposes, that are used in the design, manufacture or operations of Seller's business or in the maintenance or operations of its properties or facilities (collectively, "Fixed Assets").

                      (i) Leases and Purchase Options. All leases of all types and all options to purchase equipment, facilities, automobiles or other property used, or held for use in, the operation of Seller's business.

                      (j) Corporate Name. The use of Seller's corporate name and any derivations or combinations thereof, including the name "BrightStreet."

                      (k) Warranties and Guarantees. Any and all transferable warranties and guarantees arising from or relating to the acquisition or purchase of any assets or services by or for Seller. In the event any such warranties or guarantees are not transferable, Seller will use its best efforts to obtain for Purchaser, and to cooperate with Purchaser in obtaining, the benefit of any such warranties and guarantees not transferred.

                      (l) Open Orders. All rights under uncompleted sales contracts, agreements or orders including the right to the income to be received by Seller for the manufacture and/or sale of any item and the right to all orders to be received from any proposals or bids prepared by or for Seller for the manufacture, design or sale of any item (collectively, "Orders").

                      (m) Books and Records. All books, records, correspondence and other files pertaining to the business or operation of Seller, excluding corporate minute books of Seller, all personnel records, books of account, and company-wide tax records (collectively, "Excluded Records"); provided, however, that Purchaser shall be entitled to access to and the right to make copies of such excluded items as pertain to the business of Seller before or after the Closing; provided further that Seller shall furnish to Purchaser copies of personnel records of all persons currently employed by Seller. After the Closing, Seller shall be entitled to access to and to make copies of such items delivered to Purchaser to the extent necessary or useful in preparing its tax returns and financial reports and for other proper corporate purposes.

                      (n) Cash and Cash Equivalents. All cash on hand, bank account deposits, certificates of deposits, or other cash equivalents, as well as all prepaid expenses and deposits (collectively, "Deposits").

                      (o) Goodwill. All goodwill of Seller's business.

                      (p) State Unemployment Contract Balances. All contract balances of or inuring to Seller under any state unemployment compensation plan or fund.

                      (q) Other. All favorable business relationships, causes of action, judgments, claims and demands of whatever nature; all obligations of the present and former officers and employees of Seller and of non-affiliated individuals to Seller.

           1.2 Excluded Assets. The previously described Assets shall not include:

                      (a) the consideration to be delivered to Seller pursuant to this Agreement;

                      (b) Seller's Certificate of Incorporation, corporate seals, minute books, stock books, Excluded Records and other corporate records having exclusively to do with the corporate organization and capitalization of Seller;

                      (c) Shares of the capital stock of Seller, including shares held by Seller as treasury shares.

           1.3 Non-Assignment of Certain Agreements. Notwithstanding anything to the contrary in this Agreement, to the extent that assignment hereunder of any of the Assets shall require the consent of any other party, or in the event that any of the same are nonassignable as designated as a "Nonassignable Agreement" in Exhibit B ("Nonassignable Agreements"), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller shall notify Holdings in writing in advance of the Closing (as such term is defined below) of the existence of any agreements with respect to which it has not obtained any necessary consent to assignment and Seller and Holdings shall use their best efforts to obtain the consent of such other party to an assignment to Purchaser. If any such consent is not obtained prior to the Closing, Purchaser may elect not to proceed with the Closing in its discretion, without any further liability to Seller. In the event that Purchaser elects to proceed with the Closing, Seller and Holdings shall cooperate with Purchaser (without any additional expense to Purchaser) in any reasonable arrangement designed to provide for Purchaser the benefits under any such agreement, lease, contract, contractual right, claim, cause of action or the like, as the case may be, with respect to any such asset or property including, without limitation, entering into such instruments as may be necessary to effect, to the extent permitted by law, an equitable assignment by Seller to Purchaser of all of Seller's rights, benefits, title and interest in and to any such Nonassignable Agreement, and where necessary or appropriate, to designate Purchaser as the agent of Seller for the purpose or completing, fulfilling and discharging all of Seller's rights and liabilities under any such Nonassignable Agreement. Nothing contained herein shall require Purchaser to consummate the transaction contemplated herein in the event all necessary consents have not been obtained.

           1.4 Closing. The purchase and sale of the Assets contemplated hereunder shall take place at the offices of Carr & Ferrell, LLP, 2225 E. Bayshore Road, Palo Alto, California, at 2:00 p.m. on December __, 1999, or at such other time and place as the Seller and Purchaser shall mutually agree, either orally or in writing (which time and place are designated as the "Closing").

   2. CONSIDERATION FOR TRANSFER. The consideration for the transfer of the Assets (the "Purchase Price") shall be as follows:

                    (i) $2.0 million in cash paid at the Closing via certified or cashier's check or wire transfer;

                    (ii) Two Million, Nine Hundred Fifty Eight Thousand, Eight Hundred Nineteen (2,958,819) shares of Purchaser's Common Stock (hereinafter referred to as the "Shares"), which is equal to 12% of the outstanding capital stock of Purchaser (calculated on a fully-diluted, as converted to Common Stock basis (i.e., taking into account all outstanding options, warrants, restricted stock grants, convertible securities, and options reserved for issuance under the 1999 Stock Option Plan)) assuming the sale of $17,000,000 of Purchaser's Series A Preferred Stock (the "Series A Round"); such Shares to be delivered to Seller at Closing; provided, however, that in the event that less than $17,000,000 of Purchaser's Series A Preferred Stock is sold at the Closing referred to in Section 9.7, Seller shall receive at closing only that number of Shares equal to 12% of the outstanding capital stock of Purchaser (calculated in the manner described above) based on the number of shares of Series A Preferred Stock actually issued, with additional Shares to be issued under Section 12.6; and

                    (iii) the assumption by Purchaser of those liabilities listed on Exhibit C (the "Assumed Liabilities"). Purchaser shall provide, at the Closing, an undertaking ("Instrument of Assumption") pursuant to which Purchaser shall assume and agree to pay or discharge the Assumed Liabilities (which undertaking shall be in a form reasonably satisfactory to Seller and Seller's counsel).

Except for the Assumed Liabilities, Purchaser shall not assume any other obligations or liabilities of Seller, including without limitation (i) any obligations or liabilities under any Non-Assigned Agreement, (ii) any claims or pending litigation or proceedings relating to the business and operations of Seller prior to the Closing, (iii) any obligations or liabilities of Seller under any pension, retirement, profit-sharing, deferred compensation, vacation, severance, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in Section 3(3) of ERISA (as defined herein), (iv) any obligations or liabilities of Seller under any collective bargaining agreements, (v) any credit or loan agreements, note purchase agreements, indentures, capital leases, or other financing arrangements, (vi) any agreements entered into or after the date hereof by Seller in violation of the terms of this Agreement, or (vii) any other obligations and liabilities that are not set forth on Exhibit C as Assumed Liabilities, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Seller.

   3.      ALLOCATION AND TAXES.

           3.1 Allocation of Purchase Price. The Purchase Price of the Assets shall be allocated among the Assets as set forth on Exhibit D. The portion of the price consisting of the assumption of liabilities shall be allocated among the Assets in the same proportions as the cash portion of the consideration is allocated as set forth above. Each of the parties agrees to report this transaction for state and federal tax purposes in accordance with this allocation of the purchase price.

           3.2 Excise and Property Taxes. Purchaser shall pay all sales and use taxes (if any) arising out of the transfer of the Assets. State and local personal property taxes on the Assets for tax periods including the date of Closing shall be pro rated between Seller and Purchaser as of the Closing, with any net difference paid by the appropriate party at Closing or within thirty
(30) days following the determination of such net difference. Purchaser shall not be responsible for any business, occupation, withholding, property or similar tax, or any taxes of any kind related to any period before the Closing.

   4. REPRESENTATIONS AND WARRANTIES OF SELLER AND HOLDINGS. As used in this Section, the expression "to the best of its knowledge" or similar phrases mean as to matters of fact that, (i) with respect to Seller, following due investigation, Seller finds no reason to believe that the representation made is factually incorrect or misleading in any manner and (ii) with respect to Holdings, based on the actual knowledge of Holdings officers and directors, Holdings finds no reason to believe that the representation made is factually incorrect or misleading in any manner; but beyond that Holdings has made no independent factual investigation; provided that the knowledge of R.Scott Wills, Greg Roberts and any other employee or consultant hired or engaged by Scott Wills or any other employee of the Seller with hiring authority after December 31, 1998, shall not be imputed by implication to Seller or Holdings. Except as specifically disclosed on Exhibit E, Seller and Holdings, jointly and severally, represent and warrant that:

           4.1 Organization, Good Standing and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do intrastate business and is in good standing in all jurisdictions in which the nature of Seller's business or of its properties makes such qualification necessary and in which the failure to be so qualified would have a material adverse effect on Seller's financial conditions or operations.

           4.2 Subsidiaries. Seller does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, business, trust, or other entity.

           4.3 Financial Statements. Exhibit A to this Agreement includes the balance sheet of Seller as of December 31, 1998, and its statement of operations and statement of cash flows for the year ended December 31, 1998, as well as the unaudited balance sheet of Seller as of June 30, 1999, and its statement of operations and statement of cash flows for the six month period ended June 30, 1999 (collectively, the "Financial Statements"). To the best of Holdings' and Seller's knowledge, the Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied, and fairly present the financial position of Seller as of the date and for the period thereof. To the best of Seller's and Holdings' knowledge all material liabilities of Seller which existed as of June 30, 1999 are set forth in Seller's balance sheet dated as of June 30, 1999 and no other liability normally disclosed on a balance sheet and in excess of $1,000 existed on June 30, 1999. Holdings, on its own behalf and on behalf of its officers and directors, represents that, except for liabilities of a non-material nature previously disclosed to Scott Wills, it has not incurred any liabilities for the account of BrightStreet, and that it has not incurred any material liabilities on behalf of BrightStreet which are not reflected in the Financial Statements.

           4.4 Absence of Specified Changes. To the best of Holdings' and Seller's knowledge, and except as contemplated by this Agreement, since June 30, 1999 there has not been any:

                      (a) Transaction by Seller except in the ordinary course of business as conducted on that date;

                      (b) Material adverse change in the financial condition, liabilities, assets, business, or prospects of Seller;

                      (c) Labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

                      (d) Declaration, setting aside, or payment of a dividend or other distribution in respect to the shares of Seller, or any direct or indirect redemption, purchase, or other acquisition by Seller of any of its shares;

                      (e) Increase in the salary or other compensation payable or to become payable by Seller to any of its officers, directors, or employees, or the declaration, payment, or commitment or obligation of any kind for the payment by Seller, of a bonus or other additional salary or compensation to any such person;

                      (f) Sale or transfer of any asset of Seller except in the ordinary course of business;

                      (g) Amendment or termination of any contract, agreement, or license to which Seller is a party, except in the ordinary course of business;

                      (h) Loan by Seller to any person or entity, or guaranty by Seller of any loan;

                      (i) Waiver or release of any material right or material claim of Seller, except in the ordinary course of business;

                      (j) Commencement or notice or threat of commencement of any governmental proceeding against or investigation of Seller or its affairs;

                      (l) Other event or condition of any character that has or might reasonably have a material and adverse effect on the financial condition, business, assets or prospects of Seller;

                      (m) Issuance or sale by Seller of any of its shares of common stock or of any other of its securities; or

                      (n) Agreement by Seller to do any of the things described in the preceding clauses (a) through (m).

                  4.5 Taxes. The following representations, warranties and agreements are made with respect to tax matters (such representations are made without qualification with respect to all taxing authorities other than those authorities located within the State of California; such representations are made to the best of Holdings' and Seller's knowledge with respect to tax obligations to any taxing authorities located within the State of California):

                           Filing of Tax Returns.  Seller has timely completed
and filed with the appropriate taxing authorities all returns in respect of any and all taxes ("Taxes") required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing. Such returns and other information filed in respect of any Taxes are complete and accurate in all material respects. Seller has not requested or been granted any extension of time within which to file any such returns (including, without limitation, information returns) in respect of Taxes which have not been filed.

                           Payment of Taxes.  As of the Closing Date, all
amounts required to be paid by Seller to taxing authorities or others, whether or not shown on any return, on or before the date hereof, have been timely paid, or will be timely paid, or an adequate reserve has been established therefor, and Seller has no material liability for Taxes in excess of the amounts so paid or reserves so established. Seller has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, including timely payment of amounts owed to and timely amounts withheld from employees, independent contractors, creditors, stockholders and other third parties.

                           Audits, Investigations or Claims.  No audits,
investigations, issues, disputes or claims have been raised (and are currently pending) by any taxing authority in connection with any returns in respect of Taxes of Seller. No extension of time with respect to any assessment of Taxes or deficiency or waiver of a statute of limitations relating to any return in respect of Taxes has been given by or requested from Seller. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the Seller's Financial Statements, or are being contested and an adequate reserve therefore has been established and is reflected fully as a liability in the Seller's Financial Statements. Seller has not entered into any transaction already recharacterized or which could be recharacterized for tax purposes on the grounds of tax avoidance, bad faith or tax fraud.

                           Liens.  There are no liens for Taxes (other than for
current Taxes not yet due and payable) on any assets of Seller.


           4.6 Real Property. Seller owns no interest in real property other than its leasehold interest in and to that certain real property leased by Seller under that certain Lease dated November, 1997 between Seller and the Bronson Road Group, and that certain Lease dated July 20, 1999 between Seller and Jack Dymond Associates.

           4.7 Tangible Personal Property. To the best of Holdings' and Seller's knowledge, Exhibit F to this Agreement is a complete and accurate schedule describing and specifying the location of all trucks, automobiles, machinery, equipment (including computer equipment), hardware, furniture, supplies, tools, drawings and all other tangible personal property owned by, in the possession of, or used by Seller in connection with its businesses. To the best of Holdings' and Seller's knowledge, the property listed in Exhibit F constitutes all such tangible personal property necessary for the conduct by Seller of its business as now conducted. To the best of Holdings' and Seller's knowledge, except as indicated in Exhibit F, no personal property used by Seller in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is located other than in the possession of Seller or its employees. To the best of Holdings' and Seller's knowledge, each of the items of personal property described in Exhibit F is in good operating condition and repair (normal wear and tear excepted), and there exists no condition which interferes with its economic value or use. To the best of Holdings' and Seller's knowledge, each lease or other agreement related to such personal property in full force and effect.

           4.8 Computer Software and Data Bases. To the best of Holdings' and Seller's knowledge, Exhibit G to this Agreement contains a list of all of Seller's computer software and data bases and related documentation and materials which are owned by Seller or used by Seller in the operation of its business. To the best of Holdings' and Seller's knowledge, except as set forth in Exhibit G, Seller is the sole owner and original developer of all such software programs and materials, such programs and materials either are or may be protected by copyright registration and the actual and contemplated use thereof does not conflict with or infringe upon or otherwise violate any rights of others. To the best of Holdings' and Seller's knowledge, the information utilized by Seller in the construction of Seller's data bases was lawfully obtained and Seller has the lawful right to use the information.

         4.9      Intellectual Property.

                  (a) Intellectual Property. Exhibit H lists all of the registered or applied for registration Intellectual Property owned or licensed by Seller, listing for each jurisdiction in which Seller has registered, or filed an application or registration with respect to, such Intellectual Property with the applicable governmental authority and indicating whether such Intellectual Property is owned or licensed by Seller. Except for routine licenses to customers and as otherwise set forth on Exhibit H Seller is the sole and exclusive owner (legally and beneficially) of, and has the sole and exclusive right to use, all of its Intellectual Property. Seller's Intellectual Property does not contain any derivative works or other matter in which a third party could claim superior, prior or joint ownership, and is not otherwise subject to any licenses, liens, mortgages, pledges, encumbrances, claims, restrictions or charges of any kind. Such Intellectual Property includes all the rights in intellectual property, including without limitation copyright, patent, trademark or trade name (but excluding any rights in commercially available software used by Seller in the operation of its business and not resold or relicensed to other parties or incorporated into any software products developed by Seller) that have been used in connection with, or are required for, the current operation of Seller's business.

                  (b) Royalties and Licenses. Seller has no obligation to compensate any person for the use of any such Intellectual Property nor has Seller granted to any person any license, warrant or other rights to use in any manner any of its Intellectual Property, whether requiring the payment of royalties or not. Exhibit H sets forth the amount of any royalty or license fees payable by Seller for use of any Intellectual Property that are licensed in whole or in part by Seller.

                  (c) Use and Protection of Intellectual Property. The Intellectual Property will not cease to be valid rights of Seller prior to and after the consummation of this Agreement by reason of the execution, delivery and performance of this Agreement or the transfer and sale of the Assets to Purchaser. Neither Seller nor any present or former employee nor consultant of Seller owns or has any proprietary, financial or other interest, direct or indirect, in any of the Intellectual Property. To the best of Seller's knowledge, the use by Seller of the Intellectual Property does not and will not conflict with, infringe upon or otherwise violate the rights of any third party in or to such Intellectual Property. There are not, and it is expected that after the Closing there will not be, any restrictions on the right of Seller to sell, license, sublicense, use, lease or rent the Intellectual Property, other than ordinary restrictions with respect to Intellectual Property licensed by Seller.

                      (d) Domain Names. Set forth on Exhibit I hereto is a complete and accurate list of all domain names owned by Seller (the "Domain Names"). Seller has and will transfer to Purchaser at the Closing, good and marketable title to the Domain Names, free and clear of all encumbrances; provided, however, that the domain name "netvalueinc.com" shall be retained by Seller. The Domain Names, and their current use, sale, disclosure, or display, do not infringe or misappropriate any trademark, trade secret, or other intellectual property right of any third party.

                      (e) Seller has in force all license or other agreements necessary for the performance of Seller's services and the manufacture, protection, distribution and license and sale of all of Seller's products and services; and

                      (f) All right, title and interest in and to any and all of the writings, programs, documentation, trademarks, trade names, trade secrets, copyrights and copyright applications being used by Seller are owned or licensed by Seller, and Seller has taken all steps reasonably necessary to protect its interests therein.

           4.10 Trade Secret Protection. To the best of Holdings' and Seller's knowledge, Seller has taken all reasonable security measures to protect the secrecy, confidentiality, and value of its trade secrets; any of Seller's employees and any other persons who either alone or in concert with others, developed, invented, discovered, derived, programmed, or designed these trade secrets, or who have knowledge of or access to information relating to them, have been put on notice and have entered, or will prior to the Closing enter, into agreements that these trade secrets are proprietary to Seller and not to be divulged or misused. To the best of Holdings' and Seller's knowledge, all these trade secrets are presently valid and protectible, and are not part of the public knowledge or literature, nor to Seller or Holdings' knowledge have they been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of Seller. To the best of Holdings' and Seller's knowledge, Seller is not making use of any confidential information or trade secret of any former employer of any officer or director or any present or past employee of Seller.

           4.11 Title to Assets. Seller has good and marketable title to all the Assets, which constitute all the assets and interests in assets that are used in the business of Seller. All the Assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for (i) any liens related to current taxes not yet due and payable; and (ii) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the value or the present or intended use of any of these assets, nor materially impair business operations. To the best of Holdings' and Seller's knowledge, all tangible personal property of Seller is in good operating condition and repair, ordinary wear and tear excepted. To the best of Holdings' and Seller's knowledge, no officer, director, or employee of Seller owns, or has any interest, directly or indirectly, in any of the property owned by or used by Seller or any copyrights, patents, trademarks, trade names or trade secrets used by Seller.

           4.12 Existing Employment Contracts. To the best of Holdings' and Seller's knowledge, Exhibit J to this Agreement contains a list of all employment contracts and collective bargaining agreements, and all pension, bonus, profit-sharing, stock option, or other agreements or arrangements providing for employee remuneration or benefits to which Seller is a party or is bound. To the best of Holdings' and Seller's knowledge, all these contracts and arrangements are in full force and effect, and neither Seller, nor any other party is in default under them. To the best of Holdings' and Seller's knowledge, there have been no claims of defaults and there are no facts or conditions which if continued, or on notice, will result in a default under these contracts or arrangements. To the best of Holdings' and Seller's knowledge, Seller does not maintain or contribute to any employee pension or profit-sharing plans for any of its employees.

           4.13 Labor Relations; Employees. To the best of Holdings' and Seller's knowledge, except as set forth in Exhibit J, (1) Seller has paid in full to, or accrued on behalf of, all employees all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them to the date hereof and all amounts required to be reimbursed to such employees; (2) upon termination of the employment of any employee, Seller will not, by reason of anything done prior to the Closing, be liable to any employee for "severance pay" or any other payments except for accrued vacation pay; (3) Seller is in substantial compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours; (4) there is no unfair labor practice complaint pending against Seller before the National Labor Relations Board or any comparable state, local or foreign agency; (5) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving Seller; (6) no labor representation question is pending respecting the employees of Seller; (7) no grievance which might have an adverse effect on Seller or the conduct of its business nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted; and (8) no collective bargaining agreement is currently being negotiated by Seller.

           4.14 Other Contracts. To the best of Holdings' and Seller's knowledge, Seller is not a party to, nor is any of its property bound by, any distributor's or manufacturer's representative or agency agreement, any output or requirements agreement, any agreement not entered into in the ordinary course of business, any indenture, mortgage, deed of trust, lease, or any agreement requiring the performance by Seller of any obligation for a period of time extending beyond one year from the Closing or calling for consideration of more than $10,000, except the agreements listed in Exhibit K, copies of which have been furnished or made available to Purchaser. To the best of Seller's knowledge, there is no default or event which, with the lapse of time or the giving of notice or both, would constitute a material default by any party to any of these agreements. To the best or Holdings' and Seller's knowledge, Seller has not received notice that any party to any of these agreements intends (i) to cancel or terminate any of these agreements or (ii) to exercise or not exercise any options under any of these agreements in such a manner as to have a materially adverse effect upon the business, properties or financial condition of Seller. Notwithstanding the knowledge qualifiers contained in this representation, the foregoing representations are made by Seller and Holdings without any qualification or limitation as to knowledge with respect to any credit or loan agreements, note purchase agreements, indentures, capital leases, mortgages, debt, equity or other financing arrangements of Seller.

           4.15 Compliance with Laws. To the best of Holdings' and Seller's knowledge, the business of Seller has not violated, and as presently conducted does not violate, any federal, state, local or foreign laws, regulations or orders, the violation of which would have a material adverse effect upon Seller nor has Seller received notice of any violation which remains uncorrected.

           4.16 Litigation. There is no suit, action, arbitration, or legal, administrative, or other proceeding or governmental investigation pending or, to the best knowledge of Seller, threatened against or affecting Seller or any of its business, assets or financial condition. Seller is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality issued with respect to Seller. Seller is not presently engaged in any legal action to recover moneys due to it or damages sustained by it.

           4.17 Agreement Will Not Cause Breach or Violation. To the best of Holdings' and Seller's knowledge, the execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in or constitute any of the following: (i) a breach of any term or provision of this Agreement; (ii) a default or an event which, with the lapse of time or the giving of notice or both, would be a default, breach, or violation of the certificate of incorporation or bylaws of Seller or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Seller is a party or by which Seller or the Assets are bound; (iii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Seller; (iv) the creation or imposition of any lien, charge or encumbrance on any of the properties, whether tangible or intangible, of Seller; or (v) the violation of any law, judgment, order or decree affecting the business of Seller. Notwithstanding the knowledge qualifiers contained in this representation, the foregoing representations are made by Seller and Holdings without any qualification or limitation as to knowledge with respect to the certificate of incorporation or bylaws of Seller or any credit or loan agreements, note purchase agreements, indentures, capital leases, mortgages, debt, equity or other financing arrangements of Seller.

           4.18 Authority and Consents. Seller has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement and, to the best of Holdings' and Seller's knowledge, no approvals or consents of or assignments by any persons (including, without limitation, any federal, state or local governmental or administrative authorities) are necessary in connection with it. Notwithstanding the knowledge qualifiers contained in this representation, the foregoing representations are made by Seller and Holdings without any qualification or limitation as to knowledge with respect to any approvals, consents or assignments required from any federal, state or local governmental or administrative authorities or any parties to any credit or loan agreements, note purchase agreements, indentures, capital leases, mortgages, debt, equity or other financing arrangements of Seller The execution and delivery of this Agreement by Seller has been duly authorized by its Board of Directors.

           4.19 Authority. To the best of Holdings' and Seller's knowledge, Exhibit L to this Agreement lists (i) the names and addresses of all persons holding a power of attorney on behalf of Seller; and (ii) the names and addresses of all banks or other financial institutions in which Seller has an account, deposit or safe-deposit box, with the names of all persons authorized to draw on these accounts or deposits or to have access to these boxes.

           4.20 Insurance. To the best of Holdings' and Seller's knowledge, all insurance coverage applicable to Seller, its business and assets is in full force and effect, insures Seller in reasonably sufficient amounts against all risks usually insured against by persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, provides coverage as may be required by applicable law or regulations and by any and all contracts or agreements to which Seller is a party and has been issued by insurers of recognized responsibility. To the best of Holdings' and Seller's knowledge, there is no default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. To the best of Holdings' and Seller's knowledge, there are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or non-renewal of any such coverage has been received. To the best of Holdings' and Seller's knowledge, there are no provisions in such insurance policies for retroactive or retrospective premium adjustments. To the best of Holdings' and Seller's knowledge, all products liability, general liability and workers' compensation insurance policies maintained by Seller have been occurrence policies and not claims made policies. To the best of Holdings' and Seller's knowledge, there are no outstanding performance bonds covering or issued for the benefit of Seller. To the best of Holdings' and Seller's knowledge, there are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. To the best of Holdings' and Seller's knowledge, Seller has no insurance claims filed
(i) since June 30, 1999 or (ii) prior to such date but not yet indemnified, and Seller has entered into no insurance agreements and is not covered by any insurance which shall or may be terminated due to the transfer of the Seller Assets. To the best of Holdings' and Seller's knowledge, nothing has been done or omitted to be done which would make any insurance policy void or voidable. To the best of Holdings' and Seller's knowledge, Seller has properly declared to each appropriate insurance company any event that could justify an insurance claim

         4.21 Year 2000. To the best of Holdings' and Seller's knowledge, any software or hardware or equipment currently in use by Seller, and being assigned to the Purchaser will satisfy all of the following:

         (a) When properly used in accordance with associated documentation, will correctly recognize and process dates of December 31, 1999 and beyond (the "Millennial Dates"), without ambiguity, interruption, abnormalities or invalid or incorrect results, and with full recognition of leap year dates; and

         (b) The occurrence in or use by such software, hardware or equipment of Millennial Dates will not adversely affect the performance or functioning thereof (including with respect to date-dependent data, computations, input, output and calculating, comparing and sequencing functions).

         4.22 Environmental Matters.

                           (a) To the best of Holdings' and Seller's knowledge,
during the period that Seller has leased or owned its properties, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties. Seller has no knowledge or any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties, which may have occurred prior to Seller having taken possession of any of such properties. For purposes of this Agreement, the terms "disposal," "release," and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601 et seq., as amended ("CERCLA"). For the purposes of this Section "Hazardous Materials" shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance," or "hazardous chemical" under (1) CERCLA; (2) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (3) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (4) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (5) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (6) regulations promulgated under any of the above statutes; or (7) any applicable state or local statute, ordinance, rule, or regulation that has a scope or purpose similar to those identified above.

                           (b) To the best of Holdings' and Seller's knowledge,
neither Seller nor any of Seller's properties is in violation of any federal, state, or local law, ordinance, regulation, or order relating to industrial hygiene or to the environmental conditions on, under or about such properties, including, but not limited to, soil and ground water condition. To the best of Holdings' and Seller's knowledge, during the time that Seller has owned or leased its properties, neither Seller nor, to Seller's knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or transported to or from such properties any Hazardous Materials.

                           (c) To the best of Holdings' and Seller's knowledge,
during the time that Seller has owned or leased its properties, there has been no litigation brought or threatened against Seller, or any settlement reached by Seller with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties.

           4.23 Full Disclosure. Neither Seller, Holdings, nor any of Seller's officers, directors, employees or agents has withheld from Purchaser any material facts relating to Seller's assets, liabilities, business, operations, financial condition or prospects. None of the representations, warranties or statements made by or on behalf of Seller or Holdings or made in any document, certificate, memorandum or exhibit furnished or to be furnished by Seller or Holdings, or on their behalf, pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit any material fact the omission of which would be misleading.

           4.24 Brokers, Finders. The transactions contemplated hereby were not submitted to Seller or Holdings by any broker, finder or other person entitled to a commission, fee or like payment thereon and were not, with the consent of Seller or Holdings, submitted to Purchaser by any broker, finder or other person, and the actions of Seller have not, to the best of Seller's knowledge, given rise to any claim by any person against Seller for a commission, fee or like payment.

           4.25   Investment-Related Representations and Warranties.

                      (a) Seller is experienced in evaluating start-up companies such as Purchaser, is able to fend for itself in transactions such as the one contemplated by this Agreement, has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of its prospective investment in the Shares, and has the ability to bear the economic risks of the investment.

                      (b) Seller is acquiring the Shares for investment for Seller's own account and not with the view to, or for resale in connection with, any distribution thereof. Seller understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Shares. Seller understands and acknowledges that the offering of the Shares pursuant to this Agreement will not be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act.

                      (c) Seller acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Seller is aware of the provisions of Rule 144 promulgated pursuant to the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. Seller covenants that, in the absence of an effective registration statement covering the stock in question, such persons will sell, transfer, or otherwise dispose of the Shares only in a manner consistent with Seller's representations and covenants set forth in this Section.

                      (d) Seller understands that no public market now exists for any of the securities issued by Purchaser, and that no public offering is currently contemplated.

                      (e) Seller has received and reviewed such information about Purchaser and have had an opportunity to discuss Purchaser's business, management and financial affairs with its management and to review the Purchaser's facilities, and to conduct such investigation into the business and prospects of Purchaser as Seller deems relevant. Seller accepts the responsibility for conducting such an investigation. To the extent Seller has not sought information regarding any particular matter, such parties hereby represent that they had no interest in doing so and that such matters are not material to them in connection with this investment.

                      (f) Seller and Holdings acknowledge that the transactions contemplated herein may have significant federal, state or other tax consequences upon such persons, and that no advice as to what such tax consequences may be has been given by Purchaser. Seller and Holdings have been advised to consult with their own tax advisors concerning their own particular tax consequences of the transactions contemplated herein.

   5. PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants that:

           5.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do intrastate business and is in good standing in all jurisdictions in which the nature of Purchaser's business or of its properties makes such qualification necessary and in which the failure to be so qualified would have a material adverse effect on Purchaser's financial condition or operations.


           5.2 Authority and Authorization of Purchaser. Purchaser has the corporate power and authority to execute this Agreement and perform its obligations hereunder and consummate the transactions contemplated hereby, and the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by Purchaser with the terms of this Agreement will not conflict with or result in a breach of any terms of, or constitute a default under, Purchaser's certificate of incorporation or bylaws, or any agreement, obligation or instrument to which Purchaser is a party or by which it is bound. All necessary and appropriate corporate action has been taken by Purchaser with respect to the execution and delivery of this Agreement, and this Agreement constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms except as limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting the rights and remedies of creditors and by general equity principles.

           5.3 Litigation. There is no claim, litigation, investigation, inquiry, action, suit or proceeding, administrative or judicial, pending or, to the knowledge of Purchaser, threatened against Purchaser, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental authority, which might have an adverse effect on its ability to perform any of its obligations under this Agreement or upon the consummation of the transactions contemplated by this Agreement.

           5.4 Brokers, Finders. The transactions contemplated hereby were not submitted to Purchaser by any broker, finder or other person entitled to a commission, fee or like payment thereon and were not, with the consent of Purchaser, submitted to Seller by any broker, finder or other person, and the actions of Purchaser have not, to the best of Purchaser's knowledge, given rise to any claim by any person against Seller for a commission, fee or like payment.

           5.5 Consents. No approvals or consents of or assignments by any persons (including, without limitation, any federal, state or local governmental or administrative authorities) are necessary in connection with the consummation of transaction contemplated hereunder by Purchaser.

           5.6 Capitalization. As of the date hereof, the authorized capital stock of Purchaser consists of Fifty-five Million (55,000,000) shares of capital stock: Thirty-five Million

(35,000,000) shares of Common Stock, $0.001 par value ("Common Stock"), of which 5,707,000 shares are outstanding; Twenty Million (20,000,000) shares of Preferred Stock, $0.001 par value, Twelve Million, Six Hundred Thousand (12,600,000) of which shares are designated as Series A Preferred Stock ("Series A Preferred Stock"), all of which are issued and will be outstanding, assuming the sale of $17,000,000 of Purchaser's Series A Preferred Stock. All such issued and outstanding securities have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The rights, privileges and preferences of the Series A Preferred Stock are as set forth in the Certificate of Incorporation previously delivered to Seller, and no amendment thereto has been approved by Purchaser's Board of Directors. Except for the Stockholders Agreement and the Registration Rights Agreement, there is no other agreement which grants any additional rights to the Series A Preferred Stock. Purchaser has reserved and authorized the issuance of Three Million, Three Hundred Seventy One Thousand (3,371,000) shares of Common Stock for issuance to officers, directors, employees and consultants pursuant to a stock option and/or purchase plan or other arrangements approved by Purchaser's Board of Directors. Except for (i) the conversion privileges of the Series A Preferred Stock (the "Preferred Stock"), (ii) rights of first refusal granted to the purchasers of the Preferred Stock, (iii) options granted pursuant to the above-described stock option plan, there are no preemptive rights or outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from Purchaser of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of Purchaser's capital stock. Schedule 1 hereto sets forth a true, correct and complete listing of all current holders of Purchaser's equity securities, options or warrants. There are no contracts, agreements, arrangement or understandings, oral or written, which grant or permit the Management Team (as defined in Section 12.6) to purchase in excess of the Management Interest (as defined in Section 12.6) upon consummation of the Series A Round.

   6. "MARKET STAND-OFF" AGREEMENT. Seller and Holdings agree in connection with any registration of Purchaser's Common Stock that, upon the request of the underwriters managing any public offering of Purchaser's Common Stock, Seller and Holdings will not sell or otherwise dispose of any Shares without the prior written consent of such underwriters for a period of not more than 180 days after the effective date of such registration and subject to all restrictions as the underwriters may specify; provided, that all holders of 2% of more of Purchaser's Common Stock, and Series A Preferred Stock on an as-converted basis, enter into the same agreement.

   7. SELLER'S OBLIGATIONS BEFORE CLOSING. Seller covenants that from the date of this Agreement until the Closing:

           7.1 Purchaser's Access to Premises and Information. Purchaser and its counsel, accountants, and other representatives shall have full access during normal business hours to all properties, books, accounts, records, contracts and documents of or relating to Seller. Seller shall furnish or cause to be furnished to Purchaser and its representatives all data and information concerning the business, finances, and properties of Seller that may reasonably be requested.

           7.2 Conduct of Business in Normal Course. Seller will carry on its business and activities diligently and in substantially the same manner as they previously have been carried out, and shall not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting, or operation that will vary materially from those methods used by Seller as of the date of this Agreement without the written consent of Purchaser; provided, however, that Holdings is under no obligation to provide additional funding to finance the future operations of Seller.

           7.3 Preservation of Business and Relationships. Seller will use reasonable best efforts, without making any commitments on behalf of Purchaser, to preserve its business organization intact, to keep available to Seller its present officers and employees, and to preserve its present relationships with suppliers, customers, and others having business relationships with Seller.

           7.4 Maintenance and Insurance. Seller will continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of its business.

           7.5 Employees and Compensation. Seller shall not do, or agree to do, any of the following acts without Purchaser's written consent: (i) grant any increase in salaries payable or to become payable to any officer, employee, consultant, sales agent or representative of Seller, (ii) increase benefits payable to any officer, employee, consultant, sales agent or representative of Seller under any bonus or pension plan or other contract or commitment, or (iii) modify any collective bargaining agreement to which Seller is a party or by which Seller may be bound.

           7.6 New Transactions. Seller shall not, without Purchaser's written consent, do or agree to do any of the following acts:

                      (a) Enter into any contract, commitment or transaction not in the usual and ordinary course of its business; or

                      (b) Enter into any contract, commitment or transaction in the usual and ordinary course of business involving an amount exceeding $10,000, individually, or $50,000 in the aggregate; or

                      (c) Make any capital expenditures in excess of $5,000 for any single item or $10,000 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $5,000; or

                      (d) Sell or dispose of any capital assets with a net book value in excess of $5,000, individually, or $10,000 in the aggregate.

           7.7 Payment of Liabilities and Waiver of Claims. Seller shall not do, or agree to do, any of the following acts: (i) pay any obligation or liability, fixed or contingent, other than current liabilities; (ii) waive or compromise any material right or material claim; or
(iii) cancel without full payment, any note, loan or other material obligation owing to Seller.

           7.8 Existing Agreements. Without Purchaser's written consent, Seller shall not modify, amend, cancel or terminate any of its existing contracts or agreements, or agree to do any of these acts.

           7.9 Consent of Others. As soon as reasonably practical after the execution and delivery of this Agreement, and in any event on or before the Closing, Seller will obtain the written consents of or assignments by the persons described in Exhibit M to this Agreement and will furnish to Purchaser executed copies of those consents and assignments.

           7.10 Confidentiality Agreements. As soon as reasonably practical after the execution and delivery of this Agreement, and in any event on or before the Closing, Seller will obtain confidentiality agreements in form and substance reasonably satisfactory to Purchaser from each officer, director and employee of Seller and will furnish to Purchaser executed copies of such agreements.

           7.11 Shareholder Approvals. Holdings hereby represents and warrants that it owns a majority of the outstanding Common Stock of Seller, that it has formally approved and authorized the sale of substantially all the property and assets of Seller to Purchaser on the terms and conditions provided in this Agreement, and that no other shareholder action of Seller or Holdings is required in connection therewith.

   8. CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE. The obligations of Purchaser to purchase the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Section. Purchaser may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Purchaser of any of its other rights or remedies, at law or in equity, if Seller shall be in default of any of its representations, warranties, or covenants under this Agreement.

           8.1 Accuracies of Seller's Representations and Warranties. All representations and warranties by Seller or Holdings in this Agreement or in any written statement that shall be delivered to Purchaser by Seller or Holdings under this Agreement shall be true on and as of the Closing as though made at that time.

           8.2 Performance by Seller. Seller shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it on or before the Closing.

           8.3 Certification by Seller. Purchaser shall have received a certificate, dated the Closing Date, executed by Seller's president and Holding's president certifying, in such detail as

Purchaser and its counsel may reasonably request, that the conditions specified in paragraph 8.1 and 8.2 have been fulfilled.

           8.4 Opinion of Seller's Counsel. Purchaser shall have received from Klehr, Harrison, Harvey, Branzburg & Ellers, counsel for Seller and Holdings, an opinion dated the Closing Date, in form and substance satisfactory to Purchaser and its counsel, that:

                      (a) Seller and Holdings are each a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, and Seller has all necessary corporate power to own its properties as now owned and operate its business as now operated and is duly qualified or licensed to do business as a foreign corporation in each jurisdiction where the nature of its business or assets makes such qualification or license necessary or advisable except where the failure to be so qualified or licensed will not have a material adverse effect on Seller;

                      (b) All corporate proceedings required by law or by the provisions of this Agreement to be taken by Seller and Holdings on or before the Closing, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, have been duly and validly taken;

                      (c) Seller and Holdings each have the corporate power and authority to enter into the Agreement and perform their respective obligations thereunder;

                      (d) Every consent, approval, authorization, or order of any court or government agency or body that is required for the consummation by Seller and Holdings of the transactions contemplated by this Agreement has been obtained and will be in effect on the Closing;

                      (e) This Agreement has been duly and validly authorized, executed and delivered by Seller and Holdings, and is valid and binding upon Seller and Holdings and enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

                      (f) To the best of such counsel's knowledge, the Company's representation and warranty in Section 4.16 hereof is materially true and correct;

                      (g) Neither the execution nor delivery of this Agreement nor the performance of Seller's obligations hereunder will constitute (i) a default or an event that, with notice or lapse of time or both, would constitute a default under or violation or breach of Seller's or Holdings certificate of incorporation or bylaws, or, to the best of such counsel's knowledge, under any material indenture, license, lease, franchise, mortgage, instrument or other agreement to which Seller or Holdings is a party, or by which it or the properties of Seller or Holdings may be bound and which has been identified to such counsel as a material agreement as detailed in Exhibit N ("Material Agreements") or (ii) to the best of such counsel's knowledge, any event that would permit any party to any Material Agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Seller or Holdings, or (iii) to the best of such counsel's knowledge, an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of Seller; and

                      (h) In rendering its opinion, counsel for Seller may rely, as to factual matters, on certificates of governmental agencies and others of Purchaser.

           8.5 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted on or before the Closing.

           8.6 Corporate Approval. The execution and delivery of this Agreement by Seller and Holdings, and the performance of its covenants and obligations hereunder, shall have been duly authorized by all necessary corporate action, and Purchaser shall have received copies of all resolutions pertaining to that authorization, certified by the secretary of Seller and Holdings.

           8.7 Good Standing Certificate. Purchaser shall have received a good standing certificates, as of a date not more than 3 days before the Closing, of the Delaware Secretary of State for Seller.

           8.8 Consents. Seller shall have obtained and delivered to Purchaser all necessary agreements and consents of any parties to the consummation of the transaction contemplated by this Agreement, or otherwise pertaining to the matters covered by it that Purchaser, in its sole discretion, deems necessary to consummate the transaction.

           8.9 Approval of Documentation. The form and substance of all certificates, instruments, opinions, and other documents delivered to Purchaser under this Agreement shall be satisfactory in all reasonable respects to Purchaser and its counsel.

           8.10 Government Approvals. Every consent, approval, authorization, or order of any court or government agency or body that is required for the consummation by Seller of the transactions contemplated by this Agreement (other than such consents, approvals, authorizations or orders which are required to be obtained by Purchaser hereunder) has been obtained and will be in effect on the Closing.

           8.11 Noncompete. Seller and Holdings shall have entered into a Noncompetition Agreement in the form attached as Exhibit O hereto (the "Noncompetition Agreement").

           8.12 Termination of Employment Agreements and Stock Options. On or before the Closing Date, all existing consulting and employment agreements and arrangements between Seller and its employees and consultants, and any related guarantee or such agreements and arrangements, shall have been terminated. In addition, all stock options or other interests in Seller or Holdings owned by Seller employees or consultants shall have been canceled pursuant to a release agreement signed by such employee or consultant, and such employees and consultants shall have surrendered and relinquished all such stock options or interests for cancellation.

   9. CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE. The obligations of Seller to sell and transfer the assets under this Agreement are subject to the satisfaction, at or before the closing, of all the following conditions. Seller may waive any or all of these conditions in whole or in part without prior notice.

           9.1 Accuracy of Purchaser's Representations and Warranties. All representations and warranties by Purchaser contained in this Agreement or in any written statement delivered by Purchaser under this Agreement shall be true on and as of the Closing as though such representations and warranties were made on and as of that date.

           9.2 Purchaser's Performance. Purchaser shall have performed and complied with all covenants and agreements, and satisfied all conditions that it is required by this Agreement to perform, comply with or satisfy, before or at the Closing.

           9.3 Certification By Purchaser. Seller shall have received a certificate, dated the Closing, executed by Purchaser's president certifying in such detail as Seller and its counsel may reasonably request, that the conditions specified in paragraphs 9.1 and 9.2 have been fulfilled.

           9.4 Opinion of Purchaser's Counsel. Purchaser shall have furnished Seller with an opinion, dated the Closing, of Carr & Ferrell LLP, counsel for Purchaser, in form and substance satisfactory to Seller and its counsel, to the effect that:

                      (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do intrastate business and is in good standing in all jurisdictions in which the nature of Purchaser's business or of its properties makes such qualification necessary and in which the failure to be so qualified would have a material adverse effect on Purchaser's financial conditions or operations;

                      (b) All corporate proceedings required by law or by the provisions of this Agreement to be taken by Purchaser on or before the Closing, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, have been duly and validly taken;

                      (c) Purchaser has the corporate power and authority to enter into this Agreement, perform its obligations hereunder and acquire the Assets for the consideration set forth herein;

                      (d) Every consent, approval, authorization, or order of any court or government agency or body that is required for the consummation by Purchaser of the transactions contemplated by this Agreement (other than such consents, approvals, authorizations or orders which are required to be obtained by Seller or Holdings hereunder) has been obtained and will be in effect on the Closing;

                      (e) This Agreement has been duly and validly authorized, executed and delivered by Purchaser, and is valid and binding upon Purchaser and enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

                      (f) The consummation of the transactions contemplated by this Agreement does not violate or contravene any of the provisions of any charter, bylaw or resolution of Purchaser or, to the best of counsel's knowledge, of any indenture, agreement, judgment, or order to which Purchaser is a party or by which Purchaser is bound.

                      (g) As of the date hereof, the authorized capital stock of Purchaser consists of Fifty-five Million (55,000,000) shares of capital stock:
Thirty-five Million (35,000,000) shares of Common Stock, $0.001 par value ("Common Stock"), of which 5,707,000 shares are outstanding; Twenty Million (20,000,000) shares of Preferred Stock, $0.001 par value, Twelve Million, Six Hundred Thousand (12,600,000) of which shares are designated as Series A Preferred Stock ("Series A Preferred Stock"), all of which are issued and will be outstanding, assuming the sale of $17,000,000 of Purchaser's Series A Preferred Stock. All such issued and outstanding securities have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The rights, privileges and preferences of the Series A Preferred Stock are as set forth in the Certificate of Incorporation previously delivered to Seller, and no amendment thereto has been approved by Purchaser's Board of Directors. Except for the Stockholders Agreement and the Registration Rights Agreement, there is no other agreement which grants any additional rights to the Series A Preferred Stock. Purchaser has reserved and authorized the issuance of Three Million, Three Hundred Seventy One Thousand (3,371,000) shares of Common Stock for issuance to officers, directors, employees and consultants pursuant to a stock option and/or purchase plan or other arrangements approved by Purchaser's Board of Directors. Except for (i) the conversion privileges of the Series A Preferred Stock (the "Preferred Stock"), (ii) rights of first refusal granted to the purchasers of the Preferred Stock, (iii) options granted pursuant to the above-described stock option plan, there are no preemptive rights or outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from Purchaser of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of Purchaser's capital stock.

                      (h) Neither the execution nor delivery of this Agreement nor the performance of Purchaser's obligations hereunder will constitute (i) a default or an event that, with notice or lapse of time or both, would constitute a default under or violation or breach of Purchaser's certificate of incorporation or bylaws, or, to the best of such counsel's knowledge, under any material indenture, license, lease, franchise, mortgage, instrument or other agreement to which Purchaser is a party immediately prior to the execution and delivery of this Agreement, or by which it or the properties of Purchaser at such time may be bound and which has been identified to such counsel as a material agreement ("Material Agreement"), or (ii) to the best of such counsel's knowledge, any event that would permit any party to any Material Agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Purchaser, or (iii) to the best of such counsel's knowledge, an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset owned by Purchaser immediately prior to the execution and delivery of this Agreement; and

In rendering its opinion, counsel for Purchaser may rely, as to factual matters, on certificates of governmental authorities and officers of Purchaser.

           9.5 Termination of Employment Agreements and Stock Options. On or before the Closing Date, all existing consulting and employment agreements and arrangements between Seller and its employees and consultants, and any related guarantee or such agreements and arrangements, shall have been terminated. In addition, all stock options or other interests in Seller or Holdings owned by Seller employees or consultants initially hired or engaged by Seller after June 1, 1998, shall have been canceled pursuant to a release agreement signed by such employee or consultant, and such employees and consultants shall have surrendered and relinquished all such stock options or interests for cancellation.

           9.6 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation (other than any action, suit or proceeding instituted by any present or former officer, director, employee, shareholder or creditor of Seller), shall have been instituted or threatened on or before the Closing.

           9.7 Series A Closing. The closing of the issuance of Series A Preferred Stock for an aggregate gross purchase price of not less than $12,000,000 shall be occurring concurrently with the closing of this Agreement.

   10 SELLER'S OBLIGATIONS AT CLOSING.

           10.1 Seller's Deliveries At Closing. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

                      (a) Instruments of assignment and transfer of all of the Assets of Seller to be transferred hereunder including, without limitation, (i) general bills of sale, vesting in Purchaser good and marketable title to all the assets, properties, goodwill and business referred to in paragraph 1; (ii) appropriate endorsements and assignments of the accounts receivable, contracts, leases, licenses, agreements (including confidentiality and similar agreements), permits, plans, commitments and other binding arrangements included in the Assets; and (iii) specific bills of sale, endorsements and assignments transferring to Purchaser the patents, trademarks, copyrights, software licenses, licenses and other rights of Seller; and

                      (b) All software and databases included in the Assets, either transmitted electronically or delivered by common carrier to a location outside the State of California designated by the Purchaser prior to the Closing, in which event Purchaser will duplicate such software and databases from the materials delivered by the Seller and Purchaser will not return the original copies to or use them in California; and

                      (c) The opinion of Seller's counsel, dated the Closing, as provided for in paragraph 8.4; and

                      (d) The Noncompetition Agreement, as provided for in paragraph 8.11.

                      (e) The certificate of Seller's president, dated the Closing, as provided for in paragraph 8.3.

           Simultaneously with the consummation of the transfer, Seller, through its officers, agents and employees, will put Purchaser into full possession and enjoyment of all properties and assets to be conveyed and transferred by this Agreement.

           10.2 Further Assurances. Seller, at any time before or after the Closing, will execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer reasonably requested by Purchaser and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Purchaser for the purpose of assigning, transferring, granting conveying and confirming to Purchaser, or reducing to possession, any or all property and assets to be conveyed and transferred by this Agreement. If requested by Purchaser, Seller further agrees to prosecute or otherwise enforce in its own name for the benefit of Purchaser any claims, rights or benefits that are transferred to Purchaser by this Agreement and that require prosecution or enforcement in Seller's name. Any prosecution or enforcement of claims, rights or benefits under this paragraph shall be solely at Purchaser's expense, unless the prosecution or enforcement is made necessary by a breach of this agreement by Seller.

   11. PURCHASER'S OBLIGATIONS AT CLOSING. At the Closing, Purchaser shall deliver to Seller the following instruments and documents against delivery of the items specified in paragraph 10.1:

           (a) A cashier's or certified check in the amount of $2,000,000 or, in the alternative, Purchaser shall cause such amount to be wire transferred to Seller in accordance with Seller's written instructions;

           (b) The Instrument of Assumption;

           (c) The opinion of Purchaser's counsel, dated the Closing, as provided for in paragraph 9.4; and

           (d) The certificate of Purchaser's president, dated the Closing, as provided for in paragraph 9.3.

   12. OBLIGATIONS AFTER CLOSING.

           12.1       Seller's and Holdings' Indemnities.

           (a) Seller and Holdings shall jointly and severally indemnify, defend, and hold harmless Purchaser against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees which arise, result from, or relate to (i) any liabilities of Seller other than the Assumed Liabilities or (ii) any failure by Seller or Holdings to perform any of their representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Seller under this Agreement ("Purchaser Losses"). Notwithstanding any other provision of this Agreement, Seller and Holdings shall not be liable to Purchaser with respect to Purchaser Losses unless, and then only to the extent that, Purchaser Losses exceed $50,000 in the aggregate. Seller and Holdings agree to pay all Purchaser Losses which result from the failure of Seller or Holdings to pay liabilities of Seller other than the Assumed Liabilities without regard to the $50,000 requirement.

           (b) Seller and Holdings shall be obligated to indemnify Purchaser with respect to a claim made under Section 12.1(a)(ii) only for Purchaser Losses as to which the Purchaser has made a written claim hereunder against Seller or Holdings within one (1) year after the Closing. The limitation set forth in this
Section 12.1(b) shall not apply to claims for Purchaser Losses based on (i) a breach of the representations and warranties contained in Section 4.11, which claims shall survive without limitation of time; or (ii) with respect to Sections 4.5 and 4.21, which claims shall survive for thirty days after the statute of limitations period applicable to the particular matter with respect to which a claim is made.

           (c) Seller and Holdings shall not be liable for any Purchaser Losses described in Section 12.1(a)(ii) to the extent that the aggregate liability of Seller and Holdings with respect to such Purchaser Losses would exceed the sum of (i) $2,000,000, plus (ii) the product of $1.35 multiplied by the number of shares of Common Stock of Purchaser to be issued to Seller pursuant to Section 2(ii) hereof; provided, however, that the foregoing limitation shall not apply to any Purchaser Losses described in Section 12.1(a)(i).

           (d) The first $2,000,000, in the aggregate, recovered by Purchaser from Seller and/or Holdings for claims made by the Purchaser under Section 12.1(a)(ii) for Purchaser Losses shall be paid by Seller and/or Holdings in cash. To the extent that Purchaser recovers from Seller and/or Holdings for claims made under Section 12.1(a)(ii) for Purchaser Losses that, individually or in the aggregate, exceed $2,000,000, such amount in excess of $2,000,000 shall be paid by Seller and/or Holdings, as appropriate, in shares of Common Stock of the Purchaser issued to Seller pursuant to Section 2(ii) hereof, which shares shall be valued at $1.35 per share for all purposes of determining the number of shares of Common Stock that are to be delivered by Seller and/or Holdings in satisfaction of Purchaser's claims hereunder; provided, however, if, and only to the extent that, Seller and/or Holdings has transferred shares of Common Stock of the Purchaser to unaffiliated third parties for fair value such that Seller and/or Holdings do not then hold sufficient shares of Common Stock of the Purchaser to pay for such claims raised by Purchaser in excess of $2,000,000, Seller and/or Holdings shall pay in cash the portion of such excess which is not discharged through the delivery of shares of Common Stock; provided further, however, that if Seller and/or Holdings receive notice from Purchaser of claims for Purchaser Losses in excess of $2,000,000, Seller and/or Holdings shall not transfer any additional shares of Common Stock if such transfer would result in Seller and/or Holdings holding Common Stock having a value, in the aggregate, as determined in accordance with this Section 12.1(d), less than the amount of Purchaser Losses claimed by Purchaser in good faith that are in excess of $2,000,000.

           12.2 Purchaser's Indemnities.

           (a) Purchaser shall indemnify, defend, and hold harmless Seller against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees which arise from, result from or relate to any failure of Purchaser to satisfy an Assumed Liability or any breach of, or failure by Purchaser to perform any of its representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Seller under this Agreement ("Seller Losses"). Notwithstanding any other provision of this Agreement, Purchaser shall not be liable to Seller with respect to Seller Losses other than for failure to satisfy Assumed Liabilities unless, and then only to the extent that such Seller Losses exceed $50,000 in the aggregate.

           (b) Purchaser shall be obligated to indemnify Seller and Holdings with respect to a claim made under Section 12.2(a)(ii) only for Seller Losses as to which the Seller or Holdings has made a written claim hereunder against Purchaser within one (1) year after the Closing. The limitation set forth in this Section 12.1(b) shall not apply to claims for Seller Losses based on a failure to satisfy Assumed Liabilities, which claims shall survive for thirty days after the statute of limitations period applicable to the particular matter with respect to which a claim is made.

           12.3 Exclusive Remedy, Limitation on Damages. The parties agree that the remedies set forth in Sections 12.1 and 12.2 shall be the parties' exclusive remedies for any claims covered by those Sections. In no event shall any party be liable for loss of profit or other indirect, special or consequential damages.

           12.4 Change of Seller's Name. Seller and Holdings agrees that after the Closing it shall not use or employ in any manner directly or indirectly "BrightStreet.com, Inc." or other business name or style involving the word "BrightStreet", and that it will take and cause to be taken all necessary action by its Board of Directors, shareholders and any other persons in order to make this change in Seller's name within 60 days of the Closing, it being agreed that Seller and Holdings shall not use the name "BrightStreet" in connection with the sale of any products after the date of the Closing.

           12.5 Sales and Use Tax on Prior Sales. Seller agrees to use its best efforts to furnish to Purchaser within 90 days following the Closing a clearance certificate from the California Board of Equalization and any related certificates that Purchaser may reasonably request as evidence that all sales and use tax liabilities of Seller accruing before the Closing have been fully satisfied or provided for. Within 120 days after the Closing, if Purchaser receives a notice from the California Board of Equalization of an amount that must be paid as a condition of the issuance of such certificate, Seller shall immediately, upon written notice, pay such amount to Purchaser.

           12.6 Securities-Related Covenants. In the event that Purchaser raises less than $17 million in gross proceeds at the Series A Round Closing described in Section 9.7, then at each subsequent Series A Round closing up to an aggregate of $17 million, Purchaser shall issue subsequent Shares to Sellers to maintain Seller's 12% interest calculated as described in Section 2(ii) above. In the event that Purchaser raises less than $17 million in gross proceeds in the Series A Round, then in all subsequent rounds of financings which Purchaser completes until it raises an aggregate total of $17 million in gross proceeds, Seller's interest in Purchaser (on a fully-diluted, as converted to Common Stock basis, taking into account all options, warrants, restricted stock grants and convertible securities outstanding as of the Closing Date) shall not be reduced below 12% of the outstanding capital stock of Purchaser. Purchaser further covenants that if the number of shares of outstanding common stock, options, warrants, restricted stock grants and convertible securities issued or granted to or reserved for future issuance (including pursuant to any employee benefit plan or similar arrangement) for officers, directors, consultants, employees and agents of Purchaser as of October 31, 1999 (the "Management Team") represent more than 27.07% of the outstanding capital stock of Purchaser upon consummation of the Series A Round (calculated on a fully-diluted, as converted to Common Stock basis, assuming the sale of $17 million in the Series A Round) (the "Management Interest"), then Purchaser shall issue to Seller, in addition to the Shares, that number of shares of Purchaser Common Stock equal to 3% of the outstanding capital stock of Purchaser (calculated following the Series A Round on a fully-diluted, as converted to Common Stock basis). In addition, with respect to all shares of Purchaser Common Stock issued to Seller as contemplated in this Agreement, Seller shall be granted such additional registration, pre-emptive and similar rights pursuant to an Investor's Rights Agreement or similar agreement(s) that are afforded the purchasers of securities in the Series A Round. Purchaser hereby represents and warrants that there are no contracts, agreements, arrangements or understandings, oral or written, which grant or permit the Management Team to purchase securities of the Company upon consummation of the Series A Round except as disclosed in Schedule 1 hereto.

   13. EXPENSES. Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement. Notwithstanding the foregoing, in the event the transaction contemplated by this Agreement is not consummated as a result of a breach or default of any representation, warranty or obligation hereunder, the breaching or defaulting party shall bear all expenses of the other party associated with the execution and delivery of this Agreement.

   14. FORM OF AGREEMENT.

           14.1 Effect of Headings. The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

           14.2 Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

           14.3 Counterparts. This Agreement may be executed contemporaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   15. PARTIES.

           15.1 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right or subrogation or action over against any party to this Agreement.

           15.2 Assignment. This Agreement and each and every covenant, term and condition herein is binding upon and inures to the benefit of the parties hereto and their respective successors (including, any succeeding owners of the Shares), but neither this Agreement nor any rights or obligations hereunder may be assigned, directly, indirectly, voluntarily or by operation of law, by Seller or Holdings without the prior written consent of Purchaser.

   16. REMEDIES.

           16.1 Recovery of Litigation Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

           16.2 Conditions Permitting Termination. Either party may on the Closing terminate this Agreement, without liability to the other:

                      (a) if any bona fide action or proceeding shall be pending against the other party on the Closing that is reasonably likely to result in an unfavorable judgment, decree or order that would prevent or make unlawful the carrying out of this Agreement;

                      (b) if the conditions to such party's obligations hereunder have not been satisfied by the Closing (including any postponement or extension thereof);

                      (c) the Closing has not occurred prior to January 3, 2000; provided that the terminating party is not in breach of any of its obligations hereunder and is otherwise ready, willing and able to perform its obligations in connection with consummate the sale of assets contemplated herein.

           16.3 Defaults Permitting Termination. If either Purchaser or Seller materially defaults in the due and timely performance of any of its warranties, covenants, or agreements under this Agreement, the nondefaulting party or parties may on the Closing Date give notice of termination of this Agreement, in the manner provided in Section 18. The notice shall specify with particularity the default or defaults on which the notice is based. The termination shall be effective five days after the Closing, unless the specified default or defaults have been cured on or before this effective date for termination.

           16.4 Specific Performance. In addition to any and all remedies hereunder or under applicable law, all of which shall be cumulative and exercisable concurrently, any party hereto shall be entitled to seek injunctive relief and/or an award compelling specific performance from a court of competent jurisdiction or for the purpose of enforcing another party's obligations hereunder stopping or preventing any existing or anticipated breach of the terms of this Agreement, which rights shall not preclude the additional right of Purchaser recovering damages for any breach.

   17. NATURE AND SURVIVAL OF REPRESENTATIVES AND WARRANTIES. All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion or other writing provided for in it, shall survive the Closing.

   18. NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service or delivery if served personally on or delivered to the party to whom notice is to be given via service or nationally recognized overnight courier or confirmed facsimile transmission, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

   To Seller or Holdings:       Net Value Holdings, Inc.
                                2 Penn Center Plaza, Suite 605
                                Philadelphia, Pennsylvania  19102
                                Attention:  Andrew Panzo

   with a copy to:              Klehr, Harrison, Harvey, Branzburg & Ellers LLP
                                260 S. Broad Street
                                Philadelphia, PA 19102
                                Fax:  (215) 568-6603
                                Attention: Michael C. Forman, Esq.

   To Purchaser:                Promotions Acquisition, Inc.
                                480 San Antonio Road, Suite 210
                                Mountain View, California 94040
                                Attention:  R. Scott Wills

   with a copy to:              Barry A. Carr, Esq.
                                Carr & Ferrell, LLP
                                2225 East Bayshore Road, Second Floor
                                Palo Alto, California  94303
                                Fax:  650-812-3444

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

   19. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware, excluding the body of law know as conflicts of law.

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

PROMOTIONS ACQUISITION, INC.,           BRIGHTSTREET.COM, INC.,
a Delaware corporation                  a Delaware corporation

By:/s/ R. Scott Wills                   By:/s/ Andrew P. Panzo
   -------------------------            ----------------------
   R. Scott Wills, President            Andrew P. Panzo, Chief Executive Officer

                                        NET VALUE HOLDINGS, INC.,
                                        a Delaware corporation

                                        By:/s/ Andrew P. Panzo
                                        ----------------------
                                        Andrew P. Panzo, President

                        SCHEDULE OF EXHIBITS & SCHEDULES

EXHIBIT A         -        Financial Statement
EXHIBIT B                  -       Non-Assigned and Nonassignable Agreements
EXHIBIT C                  -       Assumed Liabilities
EXHIBIT D         -        Allocation of Purchase Price
EXHIBIT E                  -       Exceptions to Representations and Warranties
EXHIBIT F                  -       Description of Owned and Leased Tangible
                           Personal Property
EXHIBIT G         -        Data Bases and Computer Software
EXHIBIT H         -        Intellectual Property
EXHIBIT I         -        Domain Names
EXHIBIT J         -        Employees and Employment Compensation,
                           Employment Contracts, Collective Bargaining
                           Agreements and Other Documents Conferring
                           Employee Benefits
EXHIBIT K         -        Material Contracts
EXHIBIT L                  -       Powers of Attorney, Bank Accounts and Safe
                           Deposit Boxes
EXHIBIT M         -        Necessary Consents
EXHIBIT N         -        Material Agreements
EXHIBIT O         -        Noncompetition Agreement
SCHEDULE 1        -        List of Purchaser Securityholders

                                   Schedule 1

                        List of Purchaser Securityholders

Common Stock:                                      No. of Shares

         R. Scott Wills                                3,496,000
         Greg Roberts                                  1,621,000
         Terry Pittman                                   220,000
         Mark LaPolla                                    220,000
         Tina Star                                        48,000
         Barry Carr                                       60,000
         Ajit Shah                                        40,000
         Baldwin Chang                                     2,000

         Subtotal:                                     5,707,000

Options/Warrants:

         Joe Wofford                                      60,000
         CJ Butcher                                       40,000
         Marc Paris                                       30,000
         Belle Marino                                     20,000
         Danny Thorton                                    20,000
         Monica Noble                                     20,000
         Dan Marshall                                     20,000
         Richard Gale                                     16,000
         Heidi Stamper                                     2,000
         Jennifer Vendetti                                14,000    starts 11/15
         Melanie Sheehy                                   40,000    starts 11/17
         Anne Jennings                                    20,000    starts 11/22
         Subtotal:                                       302,000

Series A Preferred Stock:

         Cox Target Media, Inc.                        7,411,764
         Central Newspapers, Inc.                        741,393
         The McClatchy Company                         1,112,089
         Sandler Capital Partners IV, L.P.             1,183,704
         Sandler Capital Partners IV FTE, L.P            482,963
         Sandler Internet Partners, L.P.               1,668,087
         Subtotal:                                    12,600,000

TOTAL:                                                18,609,000



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